Exhibit 10.1

                            OPTION EXCHANGE AGREEMENT


      THIS AGREEMENT (this "Agreement") is made as of May 31, 2005, by and among CAERUS, INC., a Delaware corporation (the "Company"), and SHAWN LEWIS, an individual (the "Holder").

      WHEREAS, the Company is a party to that certain Agreement and Plan of Merger dated as of May 31, 2005 (the "Merger Agreement") with VoIP, Inc. ("Parent"), a Texas corporation, and Volo Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent;

      WHEREAS, the Merger Agreement provides that, simultaneously upon the closing (the "Closing") of the merger (the "Merger"), the outstanding options (the "Old Options") for shares of the Company's common stock, par value $0.01 per share (the "Shares"), held by the Holder will be exchanged for 350,000 shares of common stock ("VoIP Common Stock") of VoIP, Inc., a Texas corporation; and

      WHEREAS, the undersigned Holder holds Old Options to purchase 1,000,000 Shares.

      NOW THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein, the parties to this Agreement agree as follows:

      1. Cancellation of Options. At the Closing, the Old Options held by the Holder shall be exchanged by VoIP for 350,000 shares of VoIP Common Stock.

      2. Acknowledgment of Consideration. The Holder acknowledges that the shares of VoIP Common Stock to be received by the Holder pursuant to the Section 1 are in full consideration of the exchange of all of the Old Options held by such Holder.

      3. Surrender of Options. The Holder agrees that (a) as a condition to such Holder's receipt of the VoIP Common Stock, Holder shall surrender to the Company the original Option Agreement(s) relating to the Old Options for which such Holder is receiving the shares of VoIP Common Stock, (b) the Option Agreement(s) shall no longer evidence the right to purchase the Shares covered by such Old Options, and (c) Parent shall withhold from Holder's compensation, any applicable taxes required to be withheld as a result of the exchange of the Old Options for the VoiP Common Stock.

      4. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Delaware without regard its principles of conflicts of laws.

      5. Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, heirs, legal representatives, successors and permitted assigns.

      6. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument. A telecopy or facsimile transmission of a signed counterpart of

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this Agreement shall be sufficient to bind the party or parties whose signature(s) appear(s) thereon.


                            [Signature page follows]


                                       2

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                  CAERUS, INC.


                                  By:    /s/ Shawn M. Lewis
                                     -------------------------
                                  Name:  Shawn M. Lewis
                                       -----------------------
                                  Title:  President
                                        ----------------------

                                  HOLDER:


                                      /s/ Shawn Lewis
                                  ----------------------------
                                  SHAWN LEWIS